UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 29, 2017

EAGLE FINANCIAL BANCORP, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-216576	82-1340349
(State or Other Jurisdiction)	(Commission File No.)	(I.R.S. Employer
of Incorporation)		Identification No.)

6415 Bridgetown Road, Cincinnati, Ohio	45248
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:        (513) 574-0700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

                                                                                                                                          Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

On June 29, 2017, Eagle Financial Bancorp, Inc. (the “Company”) announced that at a special meeting of members of Eagle Savings Bank (the “Bank”) held on June 27, 2017, members of the Bank approved the Plan of Conversion pursuant to which the Bank will convert from a mutual to a stock form of organization.

In addition, the Company announced that, subject to the satisfaction of closing conditions, it intends to close the mutual-to-stock conversion of the Bank and stock offering of the Company on July 11, 2017, at which time the Company will become the holding company of the Bank. The shares of common stock sold in the offering are expected to begin trading on the Nasdaq Capital Market on July 12, 2017 under the ticker symbol “EFBI.”

The Company also announced that it intends to sell 1,572,808 shares of common stock, at $10.00 per share, for gross offering proceeds of $15.7 million. All accepted orders in the subscription offering will be filled in full. The total shares being sold includes 129,024 shares that are being subscribed for by the Eagle Savings Bank Employee Stock Ownership Plan, or 8% of the total number of shares being issued in the Conversion, including shares contributed to the charitable foundation.

The Bank’s members also approved the contribution of $100,000 and 40,000 shares of Company common stock to Eagle Savings Bank Charitable Foundation, Inc., a not-for-profit charitable foundation that the Bank is establishing in connection with the stock offering.

A copy of the press release dated June 29, 2017, is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description

99.1	Press Release dated June 29, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

EAGLE FINANCIAL BANCORP, INC.

DATE: June 29, 2017	By:	/s/ Gary J. Koester
Gary J. Koester
President and Chief Executive Officer